Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher
(202) 483-7000
Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES PROBABLE DELAY IN
APPROVAL TIMELINE FOR INHALED TREPROSTINIL (TYVASO)

Conference Call to be Held at 9:00 a.m. Eastern Time on March 16, 2009

Silver Spring, MD, March 16, 2009:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that, based on its most recent interactions with the U.S. Food and Drug Administration (FDA), the FDA’s pending regulatory review of the New Drug Application (NDA) for Tyvaso™ (inhaled treprostinil) will likely extend beyond its originally anticipated April 30, 2009, action date.  The probable delay relates to questions received from the FDA concerning human factors testing and the instructions for use (IFU) of the OptiNeb® portable nebulizer that delivers Tyvaso.

“In response to FDA comments related to our originally submitted instructions for the Optineb nebulizer, we provided the FDA with a revised IFU.  Following our most recent discussion with the FDA, we have agreed to conduct human factors testing to validate that the revised IFU results in the proper use of the device by a naïve user.  This relatively small study in normal subjects will test the new IFU in its ability to guide patients to accomplish such tasks as proper device assembly, drug administration, disassembly and cleaning, among other things,” said Roger Jeffs, Ph.D., United Therapeutics’ President and Chief Operating Officer.  “We are working to get the human factors testing conducted and submitted to the FDA as rapidly as possible, but it is a challenge to complete the study and have it properly reviewed by the FDA in advance of the April 30th action date.”

Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer, said, “Given the need to conduct this additional study, we are of the opinion that additional review time is likely.  Accordingly, we felt it was our responsibility to inform our shareholders in advance of any formal notice from the FDA.  We hope that any delay related to this issue will be limited to just a few months.  However, in deference to the regulatory process, we will not be providing further information or status updates on any other aspect of our Tyvaso NDA until we receive a definitive written response from the FDA.”

Conference Call

A half-hour teleconference will be held on Monday, March 16, 2009, at 9:00 a.m. Eastern Time to answer questions relating to the probable delay.  The teleconference is accessible by dialing 877-852-6578, with international callers dialing 719-325-4820.  A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 888-203-1112, with international callers dialing 719-457-0820, and using passcode: 4242990.

The teleconference is also being web cast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Forward-looking Statements

Statements included in this press release concerning the probability or likelihood of a delay in the FDA’s pending review of our NDA for Tyvaso, the reasons for such delay, the expected duration of such delay and our intention to not comment further on the status of Tyvaso’s regulatory review until a definitive written response has been received from the FDA are “forward-looking statements” within the meaning of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results.  We are providing this information as of March 16, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

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